                                                        Exhibit 20.3

Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report included and incorporated by reference in this Form 10. It should be noted that we have not audited any financial statements of the Company subsequent to April 30, 2000 or performed any audit procedures on any financial statements of the Company subsequent to the April 30, 2000 financial statements and subsequent to date of our report.




                                        WEAVER & MARTIN, LLC



Kansas City, Missouri,
March 2, 2001

                         INDIAN GAMING CORPORATION

          PRO FORMA FINANCIAL STATEMENTS AS OF FEBRUARY 23, 2001

                          THE INCORPORATION DATE


                       _____________________________


MANAGEMENTS' OPINION

The accompanying Pro Forma Financial Statements as of February 23, 2001 have been prepared in accordance with the instructions to Form 10-Q of Regulation S-X and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The Pro Forma Balance Sheet as of February 23, 2001 reports the operating Indian gaming contract rights and related obligations and shareholders' equity after the exchange of the Company's common stock for the operating contract rights of Butler National Service Corporation as of January 31, 2001.

In the opinion of the management of the Company, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. Operating results as a part of Butler National Corporation (not audited) for the nine months ended January
31, 2001, presented in Exhibit 23.2, are not indicative of the results of operations that may be expected for the year ending April 30, 2001.

For further information, refer to the Consolidated Financial Statements and Footnotes included in the Butler National Corporation Annual
Report on Form 10-K for the year ended April 30, 2000.

March 2, 2001

                       INDIAN GAMING CORPORATION
                       Pro Forma Balance Sheets
              as of February 23, 2001 Incorporation Date



                                                        February 23, 2001
                                                     -----------------------

ASSETS

  CURRENT ASSETS:

    Cash                                                  $        68,725

    Accounts receivable                                           133,396

    Interest receivable                                            10,255

    Note receivable from Indian Gaming developments               363,368
                                                                ---------
            Total current assets                                  575,744

    Note receivable from Indian Gaming                            664,989
                                                                ---------
  Total assets                                            $     1,240,733
                                                                =========

LIABILITIES AND SHAREHOLDERS' EQUITY

  CURRENT LIABILITIES:

    Current maturities of long-term debt                  $       363,368

    Due to affiliate                                              151,609
                                                                ---------
            Total current liabilities                             514,977



  LONG-TERM DEBT, NET OF CURRENT MATURITIES                       662,770

  COMMITMENTS AND CONTINGENCIES                                      -
                                                                ---------
            Total liabilities                                   1,177,747


  SHAREHOLDERS' EQUITY:

    Preferred stock, par value $.001:

       Authorized, 50,000,000 shares, all classes

       no shares issued and outstanding                              -

    Common stock, par value $.001:

       Authorized, 100,000,000 shares

       Issued and outstanding 18,187,181                           18,187


    Contributed in excess of par value                            44,799
                                                               ---------
                 Total shareholders' equity                       62,986
                                                               ---------
  Total liabilities and shareholders' equity              $    1,240,733
                                                               =========

  The accompanying notes are an integral part of these financial statements.


                         INDIAN GAMING CORPORATION

                  NOTES TO PRO FORMA FINANCIAL STATEMENTS

                             February 23, 2001

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements include the accounts of Indian Gaming Corporation (IGC) related to the contract rights and obligations distributed by a subsidiary of Butler National Corporation, Butler National Service Corporation (BNSC).

The operations of Indian Gaming Corporation being distributed were conducted by a subsidiary of Butler National Corporation in 2001and 2000 (See Note 2). IGC is a management company providing day-to-day management of operating Indian gaming establishments. The
Butler National Corporation gaming subsidiaries are management consulting and administrative services firms providing business planing and financial coordination to Indian tribes interested in owning and operating casinos under the terms of the Indian Gaming Regulatory Act of 1988.

a. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b. Indian Gaming: As a part of a Management Contract approved by the National Indian Gaming Commission (NIGC) on January 14,
    1997, between the Company (BNSC), the Miami Tribe of
    Oklahoma and the Modoc Tribe of Oklahoma (the Tribes), the
    Company agreed to convert their current unsecured receivable from the Tribes to a secured note receivable with the Tribes of $3,500,000 at two percent over prime, to be repaid over five years, for the construction of the Stables gaming establishment and reimbursement for previously advanced funds. Security under the contract includes the Tribes' profits from all tribal gaming enterprises and all assets of the Stables except the land and building. In conjunction with the dividend of Indian Gaming Corporation (IGC) shares to the shareholders of Butler National Corporation in May, 1999, $1,607,642 of the note was an asset of BNSC and $1,770,351 was an asset of the Butler National Corporation. The Company is currently receiving payments on the note on the Stables' operation. Amounts to be received on the notes are for the fiscal period ending April 30, 2001 - $103,440; 2002 - $410,229;
    2003 - $420,128 and 2004 - $94,560.

c. Cash and Cash Equivalents: Cash and cash equivalents consist primarily of cash and investments in a money market fund. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits.

2.   DIVIDEND OF GAMING STOCK TO SHAREHOLDERS OF BUTLER NATIONAL CORPORATION.

On May 4, 1999, Butler National Corporation announced the Distribution of the contract rights to manage its business of managing operating
Indian gaming establishments. Butler National Corporation plans to distribute this business to Indian Gaming Corporation from its subsidiary Butler National Service Corporation (BNSC) for dividend to its shareholders. Butler National Corporation plans to form Indian Gaming Corporation (IGC) before the distribution to the Butler National Corporation Shareholders.
IGC will exchange 18,187,181 shares of its common stock and common stock options to purchase 5,670,300 shares at $0.153 per share to BNSC for the contract rights and related obligations of the operating Indian gaming business. BNSC will transfer the IGC common shares to Butler National Corporation for distribution to the shareholders. The operating assets of teh subsidiary totaled approximately $1,240,730 and liabilities totaled approximately $1,177,747. The distribution will be made when the filings are approved by the Security and Exchange Commission. BNSC holds and will distribute to IGC the contract rights to manage an operating Indian Gaming facility (The Stables) and IGC will be expected to manage all operating Indian Gaming facilities developed by Butler National Corporation and its subsidiaries when there is an effective contract between the Tribe and BNSC.

3.  DEBT:

Principal amounts of debt at February 23, 2001, consist of the following:

                                                                  2001
                                                                  ----
Notes payable   Note payable, interest at prime plus 2%      $ 1,026,138
                (10.5% at January 31, 2001) due August
                1, 2003.
                Less: Current maturities                         363,368
                                                               ---------
                                                             $   662,770
                                                               =========

Maturities of long-term debt obligations are as follows:

                                                Year Ending
                                                   30-Apr         Amount
                                                   ------         ------

                                                    2001       $  103,440
                                                    2002          410,229
                                                    2003          420,128
                                                    2004           92,341
                                                    2005             -
                                                                 --------
                                                               $1,026,138
                                                                =========

4.  STOCK OPTIONS AND INCENTIVE PLANS:

The Company has established a nonqualified stock option plan to provide key employees and consultants an opportunity to acquire ownership in the Company. Options are granted under these plans at exercise prices equal to fair market value at the date of the grant, generally exercisable immediately and expire in 10 years. All options terminate if the employee leaves the Company. The Company accounts for these plans under Accounting Principles Board Opinion No. 25 under which no compensation cost has been recognized. As preparation for the distribution, the shareholder of the Company approved the initial option grant for the plan equal to the options outstanding the Butler National Corporation plans on the effective date of the distribution.
Had compensation cost been recognized in accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock
Based Compensation, the Company's operating income could have been effected. However, because there was no market for the stock prior to distribution, the stock volatility, weighted average fair value per option, and proforma expense could not be determined.

The following table summarizes the Option Plan.

                                                Shares          Weighted
                                                              Average Price
                                             ------------     -------------
Outstanding at February 23, 2001               5,670,300          0.153
                                             ============     =============

The prices of options were adjusted to 20% of the Butler National
Corporation option price in May, 2000, resulting from the planned dividend of the subsidiary company to shareholders - see note 2.

5.  401(K) SAVINGS PLAN

The Company has a defined contribution plan authorized under Section 401(k) of the Internal Revenue Code. All benefits-eligible employees with at least one year of service are eligible to participate in the plan. Employees may contribute up to twelve percent of their pre-tax covered compensation through salary deductions. The Company may contribute a percentage of every pre-tax dollar an employee contributes.
Employees are 100 percent vested in the employer's contributions after five years of service. All employer contributions are tax deductible by the Company. The Company's does not have any employees and did not make a matching contribution in 2000.